SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

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                            PAYLESS SHOESOURCE, INC.
                (Name of Registrant as Specified in Its Charter)
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                   BARINGTON COMPANIES EQUITY PARTNERS, L.P.,
                 BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI),
                            PARCHE, LLC and STARBOARD
                          VALUE & OPPORTUNITY FUND, LLC
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:



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(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:



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                             2004 ANNUAL MEETING OF
                    STOCKHOLDERS OF PAYLESS SHOESOURCE, INC.

                          SUPPLEMENT TO PROXY STATEMENT
                                       OF
                          THE BARINGTON COMPANIES GROUP

      This supplement is being furnished to you, the holders of shares of common stock, $.01 par value per share, of Payless ShoeSource, Inc., a Delaware corporation, in connection with the solicitation by Barington Companies Equity Partners, L.P., Barington Companies Offshore Fund, Ltd. (BVI), Parche, LLC and Starboard Value & Opportunity Fund, LLC for use at the 2004 annual meeting of stockholders of the Company, and at any adjournments or postponements of the meeting.

      On May 4, 2004, the Company filed an action in United States District Court in Kansas entitled Payless ShoeSource, Inc. v. Barington Companies Equity Partners, L.P., et al., Civil Action Case No. 04-4045-JAR. The Barington Companies group believes that this litigation is not well-founded, and that the Company's management commenced the litigation as part of a strategy by which management seeks to entrench itself at shareholder expense and prevent you from considering the Barington Companies group nominees and its proposals for restoring to Payless a philosophy by which the Company will be managed for the benefit of its stockholders.

      In its amended complaint filed against the members of the Barington Companies group, Barington Capital Group, L.P., as well as Barington Companies Investors, LLC and each of the Barington Companies group nominees, the Company alleges that the Barington Companies group proxy statement fails to disclose that Mr. Mitarotonda was found personally liable in an NASD proceeding that alleged, among other claims, breach of fiduciary duty and fraud. In fact, although the claimants in that proceeding asserted fraud and breach of fiduciary duty claims against Barington Capital Group, L.P., which was then a registered broker-dealer, they did not allege any affirmative misconduct by Mr. Mitarotonda. Rather, as to Mr. Mitarotonda, the claims in that proceeding were based solely upon an alleged failure to supervise due to Mr. Mitarotonda's status as Chairman of Barington Capital Group, L.P. Moreover, while the NASD proceeding resulted in an arbitration award, which was confirmed in court, Barington Capital Group, L.P. thereafter entered into a settlement with the claimants pursuant to which the award as to Mr. Mitarotonda was expunged from Mr. Mitarotonda's Central Registration Depository record by the NASD.

      In its amended complaint, the Company also alleges that the Barington Companies group proxy statement fails to disclose that Mr. Mitarotonda has been the subject of an insider-trading investigation by MM Companies, Inc. and LQ Corporation. After a full investigation by the board of directors of each of MM Companies, Inc. and LQ Corporation, including an investigation by independent legal counsel retained by a special committee consisting of all of such company's independent directors, each board of directors concluded that there was no basis for pursuing further action. In addition, the individual who raised to the board of directors of each of MM Companies, Inc. and LQ Corporation the concerns regarding trading activities of Mr. Mitarotonda withdrew all of his prior communications to each such board of directors


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relating to this  matter,  and on May 14, 2004 filed with the SEC, as an exhibit to an amended Schedule 13D, a copy of the letter memorializing such withdrawal. At the same time, that individual and a company affiliated with him, among others, entered into an agreement resolving certain business disputes with Mr. Mitarotonda, certain affiliated companies and others.

      In its amended complaint, the Company further alleges that the Barington Companies group proxy statement fails to disclose that Mr. Fox served as an executive officer of The Cosmetic Centers Inc., a public company that filed for bankruptcy in April 1999. The bankruptcy petition was in fact filed by The Cosmetic Centers Inc. on April 16, 1999, more than five years prior to the filing of the Barington Companies group proxy statement.

      Finally, in its amended complaint, the Company alleges that Barington Capital Group, L.P. and its affiliates have been the subject of at least thirteen arbitration actions initiated by clients, and have been found liable in five of those cases. In the ordinary course of its business as a broker-dealer registered with the National Association of Securities Dealers, Inc. Barington Capital Group, L.P. was in fact the subject of certain arbitration proceedings. Barington Capital Group, L.P. was found liable in four cases, resulting in the award to claimants of certain sums required to be paid by Barington Capital Group, L.P.; the amounts of such awards were not material.

      In the view of the Barington Companies group, none of the foregoing information is required to be disclosed under the federal securities laws or regulations promulgated by the Securities and Exchange Commission. Nor does the Barington Companies group believe that any of the foregoing information is material to an evaluation of the Barington Companies group nominees to serve as directors of the Company. Rather, the Barington Companies group has provided this supplement solely for the purpose of eliminating the controversy the Company has sought to raise by its amended complaint.

                                                  THE BARINGTON COMPANIES GROUP
                                                                   May 17, 2004





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